Exhibit 2.1

AMENDMENT NO. 3

TO SHARE AND ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO THE SHARE AND ASSET PURCHASE AGREEMENT, dated as of June 15, 2020 (this “Amendment”), is entered into between Bayer Aktiengesellschaft, a German stock corporation (“Seller Parent”), and Elanco Animal Health Incorporated, an Indiana Corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller Parent and Purchaser entered into that certain Share and Asset Purchase Agreement, dated as of August 20, 2019, as amended by Amendment No. 1 to the Share and Asset Purchase Agreement, dated as of October 15, 2019 and Amendment No. 2 to the Share and Asset Purchase Agreement, dated as of January 17, 2020 (as amended, the “Share and Asset Purchase Agreement”); and

WHEREAS the Parties desire to make certain changes to the terms of the Share and Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Certain Definitions.

(a)               Each of the following definitions set forth in Annex 1 (Definitions) to the Share and Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Business” means Seller Parent’s and its Subsidiaries business in the Territory, as of the date of this Agreement, of discovery, research, development, registration, manufacturing, formulating, packaging, distributing, marketing, promotion, licensing sale and/or commercialization for use in the Animal Health Field of pharmaceuticals (including parasiticides, antimicrobials, anti-inflammatories, analgesics, hormones, psychotropic), specialty products (including immunomodulators, cardiovascular, antiemetics, bile and liver therapy, functional gastrointestinal disorders, laxatives and metabolic disorder treatments), nutritionals (including vitamins, feed supplements, feed additives, medicinal feed additives), performance enhancers, cosmetics (such as shampoos), disinfectants (including water and surface treatments), biologicals (vaccines), diagnostics, the Animal Health Environmental Products and other products and their constituents~~,~~ (but not including (i) the Distribution Products or (ii) any Other Environmental Products)~~.~~; and provided, that the Business shall not include the Excluded Mexico Business.

(b)               Each of the following definitions are hereby added to Annex 1 (Definitions) of the Share and Asset Purchase Agreement:

“Excluded Mexico Business” means Seller Parent’s and its Subsidiaries businesses in Mexico of registering, manufacturing, formulating, packaging, distributing, marketing, promotion, licensing sale and/or commercialization of the Excluded Mexico Products.

RESTRICTED

“Excluded Mexico Products” means the following finished products: (i) Bayofly EC 100ml and (ii) Bayofly CE 200.

Section 2. Non-Competition. Section 5.18(a) of the Share and Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)       Subject to Section 5.18(b), for a period of (i) three (3) years from the Closing Date, with respect to Mexico and (ii) five (5) years from the Closing Date, with respect to anywhere in the world other than Mexico, Seller Parent shall not, and shall not permit any of its Subsidiaries to, engage in any Competing Business. ~~anywhere in the world.~~ For the purposes of this Section 5.18, “Competing Business” means the marketing and sale of finished products covered by a Product Authorization for use in the Animal Health Field; provided that Competing Business shall not include (A) the Excluded Mexico Business or the (B) marketing or sale of any products for use in the ES Exclusion Field.

Section 3. Amended Annexes. Annex 6 (Excluded Assets) to the Share and Asset Purchase Agreement is amended as set forth on Annex A to this Amendment.

Section 4. Representations and Warranties of Seller Parent. Seller Parent represents and warrants to Purchaser:

(a)               As of the date of this Amendment, Seller Parent is a stock corporation duly organized, validly existing and in good standing under the Laws of Germany.

(b)               As of the date of this Amendment, Seller Parent has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Seller Parent of this Amendment or the performance of its obligations hereunder.

(c)               The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller Parent.

(d)               This Amendment, when duly and validly executed and delivered by Purchaser, constitutes a valid and legally binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms.

Section 5. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller Parent as of the date of this Amendment:

(a)               Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Indiana.

(b)               Purchaser has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Purchaser of this Amendment or the performance of its obligations hereunder.

RESTRICTED

(c)               The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Purchaser.

(d)               This Amendment, when duly and validly executed and delivered by Seller Parent, constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 6. Miscellaneous.

(a)               Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Share and Asset Purchase Agreement, as further amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement”, the “date hereof” and similar references shall refer to August 20, 2019.

(b)               Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Share and Asset Purchase Agreement shall continue to be in full force and effect in accordance with their respective terms.

(c)               The provisions of Section 1.2, Section 1.3 and Article XI of the Share and Asset Purchase Agreement are hereby incorporated herein by reference and shall apply, mutatis mutandis, with respect to this Amendment.

RESTRICTED

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